Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-199966
Dated February 6, 2015

J.P. Morgan TargetTracker: European Equities 20/8 (EUR) Index

Performance Update - February 2015

OVERVIEW
The J.P. Morgan TargetTracker: European Equities 20/8 (EUR) Index (ticker:
EQJPTE20) (the "Index") is an investable index intended to provide capped exposure to the performance of the Euro STOXX 50 Index. The European Equities
20/8 (EUR) Index targets an annualized volatility of 20% on a daily basis by dynamically adjusting its exposure between the Euro STOXX 50 Index and the cash component based on the historical volatility of the Index's exposure to the
Euro STOXX 50 Index subject to an exposure cap to the Euro STOXX 50 Index of
200%.

Hypothetical Back-Tested Data and Actual Historical Performance
- January 31, 2005 to January 30, 2015

[GRAPHIC OMITTED]

Hypothetical and Actual Historical Volatility -- Janaury 31, 2005 to January
30, 2015

[GRAPHIC OMITTED]

Key Features of the Index

    The J. P.  Morgan TargetTracker: European Equities 20/8 (EUR) Index is
intended to provide capped exposure to the performance of the Euro STOXX 50
Index while seeking to maintain a 20% annualized volatility target level.
  Volatility control mechanism continuously adjusts the exposure to the Euro
STOXX 50 Index with the aim of achieving a constant realized volatility of 20%.

The systematic monthly cap mechanism caps 21-day rolling period gains at 8%.
Index levels published on Bloomberg under the ticker EQJPTE20.

Recent Index Performance
    Historical
  Performance*  Jan    Feb    Mar    Apr    May    Jun    Jul     Aug    Sep    Oct    Nov    Dec   Full Year
-------------- ------ ------ ------ ------ ------ ------ ------ ------- ------ ------ ------ ------ ---------
      2015     4.26%                                                                                 4.26%
-------------- ------ ------ ------ ------ ------ ------ ------ ------- ------ ------ ------ ------ ---------
      2014     -5.15% 5.82%  0.52%  1.32%  2.15%  -1.08% -5.54% 2.51%   1.62%  -6.63% 4.59%  -4.10% -4.80%
-------------- ------ ------ ------ ------ ------ ------ ------ ------- ------ ------ ------ ------ ---------
      2013     1.94%  -4.03% -0.76% 3.78%  1.43%  -7.58% 6.02%  -2.52%  7.54%  8.54%  1.07%  -0.66% 14.40%
-------------- ------ ------ ------ ------ ------ ------ ------ ------- ------ ------ ------ ------ ---------
      2012     2.80%  2.93%  -1.71% -6.68% -6.94% 6.26%  1.74%  3.11%   0.31%  1.89%  2.99%  3.85%  10.05%
-------------- ------ ------ ------ ------ ------ ------ ------ ------- ------ ------ ------ ------ ---------
      2011     5.90%  1.87%  -6.31% 3.40%  -5.93% -1.15% -6.70% -12.63% -3.45% 4.87%  -0.86% -0.13% -20.59%
-------------- ------ ------ ------ ------ ------ ------ ------ ------- ------ ------ ------ ------ ---------

*Represents the monthly and full calendar year performance of the Index based on, as applicable to the relevant monthly or annual measurement period, the hypothetical backtested daily Index closing levels from December 31, 2009 to
July 30, 2014, and the actual historical performance as based on the daily
Index closing levels from July 31, 2014 to January 30, 2015.
See the last paragraph under ""Notes"" on page 2 for important information about the limitations of using hypothetical historical performance measures."

J. P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com

February 02, 2015

Comparative Hypothetical and Historical Total Returns (%), Volatility (%), Correlation (%), and Leverage (%) -- January 30, 2015
                                     5 Year     10 Year    10 Year                              1 Year   5 Year  10 Year
                             1 Year Annualized Annualized Annualized    10 Year     10 Year    Average  Average  Average
                             Return  Return     Return     Volatility Sharpe Ratio Correlation Leverage Leverage Leverage
---------------------------- ------ ---------- ---------- ----------- ------------ ----------- -------- -------- ---------------
      Euro Series 20/8 Index 4.65%   -0.36%      0.38%     20.02%        0.02          -       123.01%  103.24%  110.81%
---------------------------- ------ ---------- ---------- ----------- ------------ ----------- -------- -------- ---------------
        Euro Stoxx Index     11.20%   3.83%      1.17%     23.10%        0.05       89.75%
                                                                                               -------- -------- ---------------

Hypothetical and Historical Capped Return Percentages -- January 30, 2015
                             1 Year Percentage of 5 Year Percentage of 10 Year Percentage of
                               Capped Returns       Capped Returns       Capped Returns
---------------------------- -------------------- -------------------- ---------------------
      Euro Series 20/8 Index       3.56%                2.83%                3.77%
Notes
Hypothetical, historical performance measures: Represents the performance of the J.P. Morgan TargetTracker: European Equities 20/8 (EUR) Index based on, as applicable to the relevant measurement period, the hypothetical backtested daily closing levels through July 31, 2014, and the actual historical performance from October 29, 2010 through January 30, 2015 and the actual historical performance of the Euro STOXX 50 over the same periods.

For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns are calculated arithmetically (not compounded). There is no guarantee the J.P.Morgan
TargetTracker: European Equities 20/8 (EUR) Index will outperform the Euro
STOXX 50 Index, or any other alternative investment strategy. Sources:
Bloomberg and JPMorgan.

Volatility: historical six-month annualized volatility levels are presented for informational purposes only. Volatility levels are calculated from the historical returns, as applicable to the relevant measurement period, of the
J.P. Morgan TargetTracker: European Equities 20/8 (EUR) Index, and the Euro
STOXX 50 Index. Volatility represents the annualized standard deviation of the relevant index's arithmetic daily returns. The Sharpe Ratio, which is a measure of risk-adjusted performance, is computed as the ten year annualized historical return divided by the ten year annualized volatility.

Index Live Date: 07/31/2014

Key Risks
 The Index may not be successful. It may not outperform an alternative strategy related to the Equity Component or achieve its target volatility.
  Our affiliate, JPMS plc, is the index calculation agent and Index Sponsor and may adjust the index in a way that affects its level and has no obligation to consider your interests.
 The Index has a limited operating history and may perform in unanticipated ways.
 The Index is subject to short-term borrowing costs when exposure to Equity
Component is greater than 100%.
 The Index may underperform its Equity Component or a direct investment in the component equity securities of its Equity Component.
  The daily adjustment of the exposure of the Index to its Equity Component will vary, and the Index may be partially uninvested in its Equity Component or may have leveraged exposure to its Equity Component.

 The Index is subject to monthly (21- day rolling periods) performance return caps of 8% (96% per annum).
 If the value of the Equity Component changes, the level of the Index and the market value of your CDs may not change in the same manner.
 The Index comprises notional assets and liabilities.  The Index is subject to market risks.
 The investment strategy used to construct the Index involves daily adjustments to its synthetic exposure to its Equity Component.
 The Equity Component of the Index may be replaced by a substitute index in certain extraordinary events.
  The risks identified above are not exhaustive. You should review carefully the related "Risk Factors" section in the relevent product supplement and underlying supplement and the "Selected Risk Considerations" in the relevant term sheet or pricing supplement.

DISCLAIMER

JPMorgan Chase and Co. ("J.P. Morgan") has filed a registration statement
(including a prospectus) with the Securities and Exchange Commission (the
"SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan, any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free
(866) 535-9248.Free Writing Prospectus filed pursuant to Rule 433; Registration
Statement No. 333-199966

J. P. Morgan Structured Investments | 800 576 3529 |
JPM_Structured_Investments@jpmorgan.com

February 02, 2015